Exhibit 99.1

FOSTER WHEELER REPORTS RESULTS FOR FULL YEAR AND FOURTH QUARTER OF 2010

•                  Robust level of quarterly scope backlog and new orders in both business groups

•                  Q4 2010 scope backlog and new orders in Global Power Group nearly double Q4 2009

•                  Q4 2010 cash position of more than $1 billion

•                  Summary report on strategic renewal initiative

ZUG, SWITZERLAND, February 24, 2011 — Foster Wheeler AG (Nasdaq: FWLT) today reported net income for the fourth quarter of 2010 of $32.8 million, or $0.26 per diluted share, compared with $65.1 million, or $0.51 per diluted share, in the fourth quarter of 2009.  Net income in both quarterly periods was impacted by items as detailed in the attached table.  Excluding such items from both quarterly periods, net income in the fourth quarter of 2010 was $38.3 million, or $0.31 per diluted share, compared with $86.2 million, or $0.67 per diluted share, in the year-ago quarter.

Fourth-quarter 2010 consolidated EBITDA (earnings before interest expense, income taxes, depreciation and amortization) was $71.0 million, compared with $108.1 million in the fourth quarter of 2009. Consolidated EBITDA in both quarterly periods was also impacted by items as detailed in the attached table.  Excluding such items from both quarterly periods, consolidated EBITDA in the fourth quarter of 2010 was $76.5 million, compared with $129.2 million in the fourth quarter of 2009.

For the full year 2010, net income was $215.4 million, or $1.70 per diluted share, compared with $350.2 million, or $2.75 per diluted share, in 2009.  Consolidated EBITDA for 2010 was $359.7 million, compared with $503.8 million in 2009.  The full-year net income and consolidated EBITDA for 2010 and 2009 included items as detailed in the attached table.

The following tables present quarterly and average quarterly data, both as reported and as adjusted.  The company believes that quarterly averages provide meaningful comparative relevance for certain key metrics in light of the significant quarter-to-quarter variability that is inherent in the company’s financial results.

(in millions)	Q4 2010	Qtrly Avg. 2010	Q4 2009	Qtrly Avg. 2009
Net income	$33	$54	$65	$87
Net income, as adjusted	$38	$55	$86	$94
Consolidated EBITDA	$71	$90	$108	$126
Consolidated EBITDA, as adjusted	$77	$91	$129	$133

In commenting on the company’s results for the fourth quarter of 2010, Foster Wheeler’s Interim Chief Executive Officer, Umberto della Sala, said, “Both of the company’s business groups continued to deliver excellent operating and commercial performance.  However, the company’s adjusted net income was below the average quarter of 2009 due in part to lower volumes and margins in the Global Engineering and Construction Group and a higher effective tax rate.”  The higher effective tax rate for the quarter resulted, to some extent, from certain expenses which are not tax-effected.

“We ended 2010 on a very strong note, with robust levels of scope backlog and fourth-quarter scope new orders in both business groups,” said Mr. della Sala. “Specifically, our Global Power Group reported fourth-quarter scope backlog and scope new orders that were nearly double the levels of the same period of

2009.  The backlog figure for our E&C Group is especially impressive, considering the challenging market conditions experienced in 2010 and the fact that the company removed from backlog $123 million of scope value and a material number of man-hours in the fourth quarter of 2010 in connection with a contract where Foster Wheeler and the client agreed to change the execution strategy for the project.”

Global Engineering and Construction (E&C) Group

(in millions)	Q4 2010	Qtrly Avg. 2010	Q4 2009	Qtrly Avg. 2009
New orders booked (FW Scope)	$562	$485	$395	$494
Operating revenues (FW Scope)	$419	$421	$489	$478
Segment EBITDA	$42	$74	$95	$105
EBITDA Margin (FW Scope)	9.9%	17.6%	19.4%	22.0%

•                  EBITDA in the fourth quarter of 2010 was lower than the average quarter of 2009 due primarily to lower realized margins and lower volumes of work executed and a $13.2 million (both before and after-tax) impairment charge on partially owned Italian power projects.

•                  New orders booked in Foster Wheeler scope were above the average quarter of 2009 due in part to receipt of a large contract for front-end engineering design of two refineries in Brazil.

•                  Scope operating revenues were below the average quarter of 2009, primarily due to a lower volume of work executed.

Global Power Group (GPG)

(in millions)	Q4 2010	Qtrly Avg. 2010	Q4 2009	Qtrly Avg. 2009
New orders booked (FW Scope)	$420	$298	$214	$150
Operating revenues (FW Scope)	$234	$178	$216	$251
Segment EBITDA	$67	$41	$52	$49
EBITDA Margin (FW Scope)	28.6%	23.0%	24.1%	19.3%

•                  EBITDA in the fourth quarter of 2010 was well above the average quarter of 2009, aided by the favorable impact of a $22 million debt payment by a third party on a company-owned power plant in the U.S.

•                  Scope new orders in the fourth quarter of 2010 were sharply above the average quarter of 2009 due in part to receipt of orders for boilers in Asia and Eastern Europe.

•                  Scope operating revenues in the fourth quarter of 2010 were below the average quarter of 2009 but reached their highest level since the second quarter of 2009, as demand continued to recover.

In commenting on the 2011 outlook for the company’s two business groups, Mr. della Sala said, “As we have previously indicated, we expect Foster Wheeler’s consolidated financial results in 2011 to reflect the lagging impact of the weak market conditions we experienced in 2009 and 2010, although we are clearly seeing encouraging signs of market recovery in each of our business groups. We see 2011 as a transition year that will likely reflect increased scope revenues in both the Global E&C Group and the Global Power Group as the year progresses, although the magnitude of the increase will be different in the two business groups and will depend to some extent on the timing of client decisions.”

Mr. della Sala continued, “In our Global E&C Group, scope revenue in 2011 is likely to be above the level of 2010.  We expect the full-year 2011 EBITDA margin on scope revenue to be in the range of 13-15%, which would be down from the reported margin of 2010 due largely to competitive pressure.  We were encouraged to see a sharp increase in our E&C bidding activity during the fourth quarter for study and FEED prospects, which is usually a precursor to increased client spending.”

Mr. della Sala added, “In our Global Power Group, we expect scope revenue to be up sharply in 2011 versus 2010, reflecting the increased volume of boiler orders that we have won over the past 12 to 18 months. We expect the EBITDA margin on scope revenue in 2011 to be in the range of 14%-16%.”

Strategic Renewal Initiative

Mr. della Sala also commented on the company’s strategic renewal initiative, which was initiated in June 2010.   “We have recently completed the work on our strategic renewal initiative, which was focused primarily on our Global E&C Group.  As a result of this work, we have identified four broad areas of targeted activity outlined below.”

•                  Further optimizing the performance of the company’s core E&C business with specific focus on a continued strengthening of our global capability to execute EPC (engineering, procurement and construction) contracts;

•                  Geographical expansion of E&C operations to respond to increasing demand for localization of the company’s services and to broaden the way in which we address markets in high-growth economies;  the company is especially well positioned to do this because its business model is already based on global decentralization;

•                  Expansion into new business lines that offer synergies with the company’s core E&C business;

•                  Further leveraging and expanding the company’s technology portfolio.

Share Repurchase Program

On September 12, 2008, the company announced that its board of directors had authorized a $750 million share repurchase program.  As of the end of the third quarter of 2010, the company had approximately $165 million remaining under that authorization.   In November 2010, the company’s board of directors proposed an increase of $335 million to our share repurchase program and the designation of repurchased shares for cancellation, which was approved by shareholders at an extraordinary general meeting today.  When combined with the remaining authorization of $165 million, the November action as approved by shareholders gave the company as of today a total authorization of approximately $500 million available for share repurchase.

The company did not repurchase any shares in the fourth quarter of 2010.

Net Income Attributable to Foster Wheeler AG

All references to net income in this news release indicate net income attributable to Foster Wheeler AG.

Calculation of EBITDA

EBITDA is a supplemental financial measure not defined in generally accepted accounting principles, or GAAP.  The company defines EBITDA as net income attributable to Foster Wheeler AG before interest expense, income taxes, depreciation and amortization.  The company has presented EBITDA because it believes it is an important supplemental measure of operating performance.  Certain covenants under our U.S. senior secured credit agreement use an adjusted form of EBITDA such that in the covenant calculations the EBITDA as presented herein is adjusted for certain unusual and infrequent items specifically excluded in the terms of our U.S. senior secured credit agreement.  The company believes that the line item on its consolidated statement of operations entitled “net income attributable to Foster Wheeler AG” is the most directly comparable GAAP financial measure to EBITDA.  Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income attributable to Foster Wheeler AG as an indicator of operating performance or any other GAAP financial measure.

EBITDA, as calculated by the company, may not be comparable to similarly titled measures employed by other companies.  In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs.  As EBITDA excludes certain financial information that is included in net income attributable to Foster Wheeler AG, users of this financial information should consider the type of events and transactions that are excluded.

The company’s non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•                                          It does not include interest expense.  Because the company has borrowed money to finance some of its operations, interest is a necessary and ongoing part of its costs and has assisted the company in generating revenue.  Therefore, any measure that excludes interest expense has material limitations;

•                                          It does not include taxes.  Because the payment of taxes is a necessary and ongoing part of the company’s operations, any measure that excludes taxes has material limitations; and

•                                          It does not include depreciation and amortization.  Because the company must utilize property, plant and equipment and intangible assets in order to generate revenues in its operations, depreciation and amortization are necessary and ongoing costs of its operations.  Therefore, any measure that excludes depreciation and amortization has material limitations.

Calculation of EBITDA Margin

Segment EBITDA margin is calculated by dividing business group operating revenues in Foster Wheeler Scope into business group EBITDA.

Foster Wheeler Scope

Foster Wheeler Scope represents that portion of unfilled orders, new orders booked and operating revenues on which profit can be earned.  Foster Wheeler Scope excludes revenues relating to third-party costs incurred by the company as agent or principal on a reimbursable basis.

Conference Call Information

Foster Wheeler AG plans to hold a conference call today, Thursday, February 24, at 4:00 p.m. Central European Time (10:00 a.m. Eastern Standard Time in the U.S.) to discuss its financial results for the fourth  quarter and full year ended December 31, 2010. The call will be accessible to the public by telephone or webcast, and the company will post an accompanying slide presentation in the investor relations section of its website (www.fwc.com).  To listen to the call by telephone, dial 973-935-8752 (conference I.D. No. 35940039) approximately ten minutes before the call.  The conference call will also be available over the Internet at www.fwc.com or through StreetEvents at www.streetevents.com.  A replay of the call will be available on the company’s website as well as by telephone.  The replay can be accessed on the company’s website for four weeks following the call.  The replay will be available by telephone for one week following the call and can be accessed by dialing 706-645-9291 (replay passcode 35940039 required).

Foster Wheeler AG is a global engineering and construction contractor and power equipment supplier delivering technically advanced, reliable facilities and equipment. The company employs approximately 12,000 talented professionals with specialized expertise dedicated to serving its clients through one of its two primary business groups. The company’s Global Engineering and Construction Group designs and constructs leading-edge processing facilities for the upstream oil and gas, LNG and gas-to-liquids, refining, chemicals and petrochemicals, power, mining and metals, environmental, pharmaceuticals, biotechnology and healthcare industries.  The company’s Global Power Group is a world leader in combustion and steam generation technology that designs, manufactures and erects steam generating and auxiliary equipment for power stations and industrial facilities and also provides a wide range of aftermarket services.  The company is based in Zug, Switzerland, and its operational headquarters office is in Geneva, Switzerland.    For more information about Foster Wheeler, please visit our Web site at www.fwc.com.

#     #     #

10-481

Safe Harbor Statement

Foster Wheeler AG news releases may contain forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding the Company’s expectations about revenues (including as expressed by its backlog), its liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described in the Company’s most recent Annual Report on Form 10-K, which was filed with the U.S. Securities and Exchange Commission and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: benefits, effects or results of the Company’s redomestication or the relocation of our principal executive offices to Geneva, Switzerland; the search for a permanent Chief Executive Officer; the benefits, effects or results of our strategic renewal initiative; further deterioration in global economic conditions, changes in investment by the oil and gas, oil refining, chemical/petrochemical and power generation industries, changes in the financial condition of its customers, changes in regulatory environments, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, compliance with laws and regulations relating to its global operations, currency fluctuations, war and/or terrorist attacks on facilities either owned by the Company or where equipment or services are or may be provided by the Company, interruptions to shipping lanes or other methods of transit, outcomes of pending and future litigation, including litigation regarding the Company’s liability for damages and insurance coverage for asbestos exposure, protection and validity of its patents and other intellectual property rights, increasing global competition, compliance with its debt covenants, recoverability of claims against its customers and others by the Company and claims by third parties against the Company, and changes in estimates used in its critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond the Company’s control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission.

Contacts:
Media	Julie Stanisz	908 730-4047	E-mail: julie_stanisz@fwc.com
Investor Relations	Scott Lamb	908 730-4155	E-mail: scott_lamb@fwc.com

Foster Wheeler AG  and  Subsidiaries

Consolidated Statement of Operations

(in thousands of dollars, except share data and per share amounts)

(unaudited)

	Fiscal Quarters Ended		Fiscal Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Operating revenues	$1,211,941	$1,266,631	$4,067,719	$5,056,334
Cost of operating revenues	1,073,017	1,084,532	3,468,933	4,297,687
Contract profit	138,924	182,099	598,786	758,647

Selling, general and administrative expenses	89,888	80,754	303,330	294,907
Other income, net	(24,496)	(22,062)	(60,444)	(52,263)
Other deductions, net	14,090	11,224	41,221	30,931
Interest income	(3,657)	(2,736)	(11,581)	(10,535)
Interest expense	2,685	4,005	15,610	14,122
Net asbestos-related provision	5,478	21,114	5,410	26,365
Income before income taxes	54,936	89,800	305,240	455,120
Provision for income taxes	18,819	26,137	74,531	93,762
Net income	36,117	63,663	230,709	361,358
Less: Net income attributable to noncontrolling interests	3,348	(1,428)	15,302	11,202
Net income attributable to Foster Wheeler AG	$32,769	$65,091	$215,407	$350,156

Shares Outstanding:
Weighted-average number of shares outstanding for basic earnings per share	123,721,667	127,104,838	126,032,130	126,541,962

Weighted-average number of shares outstanding for diluted earnings per share	124,399,275	127,902,133	126,576,855	127,174,611

Earnings per share:
Basic	$0.26	$0.51	$1.71	$2.77
Diluted	$0.26	$0.51	$1.70	$2.75

Foster Wheeler AG and Subsidiaries

Consolidated Balance Sheet

(in thousands of dollars)

(unaudited)

	December 31,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$1,057,163	$997,158
Accounts and notes receivable, net:
Trade	577,400	526,525
Other	96,758	117,718
Contracts in process	165,389	219,774
Prepaid, deferred and refundable income taxes	51,660	46,478
Other current assets	37,813	33,902
Total current assets	1,986,183	1,941,555
Land, buildings and equipment, net	362,087	398,132
Restricted cash	27,502	34,905
Notes and accounts receivable — long-term	2,648	1,571
Investments in and advances to unconsolidated affiliates	217,071	228,030
Goodwill	88,917	88,702
Other intangible assets, net	66,070	73,029
Asbestos-related insurance recovery receivable	194,570	244,265
Other assets	84,078	87,781
Deferred tax assets	54,413	89,768
TOTAL ASSETS	$3,083,539	$3,187,738

LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current Liabilities:
Current installments on long-term debt	$11,996	$36,930
Accounts payable	239,071	303,436
Accrued expenses	240,894	280,861
Billings in excess of costs and estimated earnings on uncompleted contracts	684,090	600,725
Income taxes payable	34,623	60,052
Total current liabilities	1,210,674	1,282,004

Long-term debt	152,574	175,510
Deferred tax liabilities	65,241	62,956
Pension, postretirement and other employee benefits	166,362	270,269
Asbestos-related liability	307,619	352,537
Other long-term liabilities	160,785	171,405
Commitments and contingencies
TOTAL LIABILITIES	2,063,255	2,314,681

Temporary Equity:
Non-vested share-based compensation awards subject to redemption	4,935	2,570
TOTAL TEMPORARY EQUITY	4,935	2,570

Equity:
Registered shares	334,052	329,402
Paid-in capital	659,739	617,938
Retained earnings	537,588	322,181
Accumulated other comprehensive loss	(464,504)	(438,004)
Treasury shares	(99,182)	—
TOTAL FOSTER WHEELER AG SHAREHOLDERS’ EQUITY	967,693	831,517
Noncontrolling Interests	47,656	38,970
TOTAL EQUITY	1,015,349	870,487
TOTAL LIABILITIES, TEMPORARY EQUITY AND EQUITY	$3,083,539	$3,187,738

Foster Wheeler AG and Subsidiaries

Business Segments

(in thousands of dollars)

(unaudited)

	Fiscal Quarters Ended		Fiscal Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Global Engineering & Construction Group
Backlog - in future revenues	$2,937,700	$3,512,700	$2,937,700	$3,512,700
New orders booked - in future revenues	896,600	524,700	2,902,100	2,870,700
Operating revenues	974,656	1,047,847	3,346,050	4,040,082
EBITDA	41,508	95,142	296,240	421,186

Foster Wheeler Scope (1):
Backlog - in Foster Wheeler Scope	1,611,300	1,480,100	1,611,300	1,480,100
New orders booked - in Foster Wheeler Scope	561,500	395,000	1,939,100	1,975,200
Operating revenues - in Foster Wheeler Scope	418,839	489,314	1,685,778	1,910,997

Global Power Group
Backlog - in future revenues	1,041,800	600,100	1,041,800	600,100
New orders booked - in future revenues	422,600	216,300	1,203,700	611,000
Operating revenues	237,285	218,784	721,669	1,016,252
EBITDA	67,116	51,875	163,825	194,027

Foster Wheeler Scope (1):
Backlog - in Foster Wheeler Scope	1,031,900	588,500	1,031,900	588,500
New orders booked - in Foster Wheeler Scope	419,800	214,200	1,192,900	599,900
Operating revenues - in Foster Wheeler Scope	234,452	215,591	710,827	1,004,123

Corporate & Finance Group (2)
EBITDA	(37,590)	(38,934)	(100,362)	(111,414)

Consolidated
Backlog - in future revenues	3,979,500	4,112,800	3,979,500	4,112,800
New orders booked - in future revenues	1,319,200	741,000	4,105,800	3,481,700
Operating revenues	1,211,941	1,266,631	4,067,719	5,056,334
EBITDA	71,034	108,083	359,703	503,799

Foster Wheeler Scope (1):
Backlog - in Foster Wheeler Scope	2,643,200	2,068,600	2,643,200	2,068,600
New orders booked - in Foster Wheeler Scope	981,300	609,200	3,132,000	2,575,100
Operating revenues - in Foster Wheeler Scope	653,291	704,905	2,396,605	2,915,120

(1)         Foster Wheeler Scope represents the portion of backlog, new orders booked and operating revenues on which profit can be earned.  Foster Wheeler Scope excludes revenues relating to third-party costs incurred by the company as agent or principal on a reimbursable basis.

(2)         Includes intersegment eliminations.

Foster Wheeler AG and Subsidiaries

Reconciliations of EBITDA and Foster Wheeler Scope

(in thousands of dollars)

(unaudited)

	Fiscal Quarters Ended		Fiscal Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Reconciliation of EBITDA to Net Income*
EBITDA:
Global Engineering & Construction Group	$41,508	$95,142	$296,240	$421,186
Global Power Group	67,116	51,875	163,825	194,027
Corporate & Finance Group	(37,590)	(38,934)	(100,362)	(111,414)
Consolidated EBITDA	71,034	108,083	359,703	503,799
Less: Interest expense	2,685	4,005	15,610	14,122
Less: Depreciation/amortization (1)	16,761	12,850	54,155	45,759
Less: Provision for income taxes	18,819	26,137	74,531	93,762
Net income*	$32,769	$65,091	$215,407	$350,156

Reconciliation of Foster Wheeler Scope Operating Revenues to Operating Revenues

Global Engineering & Construction Group
Foster Wheeler Scope operating revenues	$418,839	$489,314	$1,685,778	$1,910,997
Flow-through revenues	555,817	558,533	1,660,272	2,129,085
Operating revenues	974,656	1,047,847	3,346,050	4,040,082

Global Power Group
Foster Wheeler Scope operating revenues	234,452	215,591	710,827	1,004,123
Flow-through revenues	2,833	3,193	10,842	12,129
Operating revenues	237,285	218,784	721,669	1,016,252

Consolidated
Foster Wheeler Scope operating revenues	653,291	704,905	2,396,605	2,915,120
Flow-through revenues	558,650	561,726	1,671,114	2,141,214
Operating revenues	$1,211,941	$1,266,631	$4,067,719	$5,056,334

(1)         The depreciation / amortization by business segment:

	Fiscal Quarters Ended		Fiscal Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Global Engineering & Construction Group	$10,375	$7,063	$30,523	$23,377
Global Power Group	5,414	5,376	21,273	20,845
Corporate & Finance Group	972	411	2,359	1,537
Total depreciation / amortization	$16,761	$12,850	$54,155	$45,759

* Net income attributable to Foster Wheeler AG.

Foster Wheeler AG and Subsidiaries

EBITDA, Net Income* and Diluted Earnings Per Share Reconciliation

(in thousands of dollars, except per share amounts)

(unaudited)

	Fiscal Quarters Ended
	December 31, 2010			December 31, 2009
			Diluted Earnings			Diluted Earnings
	EBITDA	Net Income*	Per Share	EBITDA	Net Income*	Per Share
As adjusted	$76,512	$38,247	$0.31	$129,197	$86,205	$0.67

Adjustments:
Net asbestos-related gain/(provision)	(5,478)	(5,478)	(0.05)	(21,114)	(21,114)	(0.16)

As reported	$71,034	$32,769	$0.26	$108,083	$65,091	$0.51

	Fiscal Twelve Months Ended
	December 31, 2010			December 31, 2009
			Diluted Earnings			Diluted Earnings
	EBITDA	Net Income*	Per Share	EBITDA	Net Income*	Per Share
As adjusted	$365,113	$220,817	$1.74	$530,164	$376,521	$2.96

Adjustments:
Net asbestos-related gain/(provision)	(5,410)	(5,410)	(0.04)	(26,365)	(26,365)	(0.21)

As reported	$359,703	$215,407	$1.70	$503,799	$350,156	$2.75

*Net income attributable to Foster Wheeler AG.

Foster  Wheeler AG and Subsidiaries

Average Calculations

(in thousands of dollars)

(unaudited)

	2009 Full Year Amount	2009 Quarterly Average Amount *	2010 Full Year Amount	2010 Quarterly Average Amount *

Consolidated
Net income **	$350,156	$87,539	$215,407	$53,852
Adjusted net income **	376,521	94,130	220,817	55,204
Consolidated EBITDA	503,799	125,950	359,703	89,926
Consolidated EBITDA, as adjusted	530,164	132,541	365,113	91,278

Global Engineering & Construction Group
New orders booked - in Foster Wheeler Scope	$1,975,200	$493,800	$1,939,100	$484,775
Operating revenues - in Foster Wheeler Scope	1,910,997	477,749	1,685,778	421,445
Segment EBITDA	421,186	105,297	296,240	74,060
EBITDA margin	22.0%	22.0%	17.6%	17.6%

Global Power Group
New orders booked - in Foster Wheeler Scope	$599,900	$149,975	$1,192,900	$298,225
Operating revenues - in Foster Wheeler Scope	1,004,123	251,031	710,827	177,707
Segment EBITDA	194,027	48,507	163,825	40,956
EBITDA margin	19.3%	19.3%	23.0%	23.0%

* To calculate the quarterly average dollar amounts, the company divided reported annual figures by four.

** Net income attributable to Foster Wheeler AG.